Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the 1933 Act Registration Statement (Form N-3 No. 333-259232) and Amendment No. 06 to the 1940 Act Registration Statement (Form N-3 No. 811-23698), and to the incorporation by reference therein of our report dated February 28, 2022, with respect to the financial statements of Fortune V Separate Account and to the use of our report dated June 10, 2022 with respect to the statutory basis financial statements of Universal Life Insurance Company for the registration of individual flexible purchase payment deferred annuity contracts.

/s/ Ernst & Young LLP

San Juan, Puerto Rico

June 10, 2022